Exhibit 10

LETTER AGREEMENT

June 19, 2009

The Eastern Company

112 Bridge Street

P.O. Box 460

Naugatuck, Connecticut 06770-0460

Attention: Leonard F. Leganza, President and CEO

Dear Mr. Leganza:

Reference is hereby made to that certain Loan Agreement (herein so called) dated as of June 28, 2000, as amended, by and between The Eastern Company, a Connecticut corporation (the "Borrower"), and Bank of America, N.A. (successor by merger to Fleet National Bank), a national banking association (the "Lender"). As you know, pursuant to the Loan Agreement, Lender has made available to Borrower certain term loans, revolving credit loans and commercial and standby letters of credit, and other financial accommodations.

Borrower has advised Lender that Borrower failed to comply with the "Fixed Charge Coverage Ratio" covenant set forth in clause (i) of Paragraph 5(a) of the Loan Agreement for Borrower's fiscal quarter ending April 4, 2009 and, based on Borrower's financial projections, Borrower is likely to fail to be in compliance with the Fixed Charge Coverage Ratio covenant for the fiscal quarter ending July 4, 2009 and for the remainder of fiscal year 2009. At the request of Borrower, Lender hereby waives Borrower's noncompliance with the Fixed Charge Coverage Ratio covenant for the fiscal quarter of Borrower ending April 4, 2009 and further hereby waives, on a prospective basis, Borrower's projected noncompliance with the Fixed Charge Coverage Ratio covenant for the fiscal quarter ending July 4, 2009. The covenant waivers set forth in this letter (both for the actual covenant violation for the fiscal quarter ending April 4, 2009 and the projected noncompliance for the fiscal quarter ending July 4, 2009) shall be limited precisely as written and shall not constitute a waiver of or a modification of any other term, provision or covenant contained in the Loan Agreement.

Based on Borrower's actual noncompliance with the Fixed Charge Coverage Ratio covenant for the fiscal quarter ending April 4, 2009 and Borrower's projected noncompliance with the Fixed Charge Coverage Ratio covenant for the fiscal quarter ending July 4, 2009 and for the remainder of fiscal year 2009, Lender has elected to take the following actions: (i) reduce the amount available to Borrower under the Loan Agreement on account of the "Revolving Credit Loan" (as such term is defined in the Loan Agreement) from an amount of up to $12,000,000.00 to an amount of up to $3,000,000.00; (ii) reduce the maximum amount available to Borrower on

June 19, 2009

account of the "Letter of Credit Facility" (as such term is defined in the Loan Agreement) to an amount equal to $3,000,000.00; (iii) extend the maturity/termination date of the Revolving Credit Loan and the Letter of Credit Facility from September 22, 2009 to September 30, 2009; (iv) change the "LIBOR Rate Margin" from the performance-based grid set forth in the Loan Agreement to an amount equal to two and one-quarter percentage points (2.25%), such that the LIBOR Rate shall be equal to LIBOR for the applicable Interest Period plus 2.25%; (v) require that Borrower have an amount of EBITDA of not less than $1,750,000.00 as of the fiscal quarter ending July 4, 2009; (vi) restrict the amount of cash dividends hereafter actually paid by Borrower to its shareholders for the fiscal quarter of Borrower ending July 4, 2009 to an amount not to exceed the sum of $560,000.00; and (vii) charge Borrower, on a quarterly basis, an unused line fee with respect to the Revolving Credit Loan equal to one-half of one percent (.50%) per annum times the excess, if any, of (a) $3,000,000.00 minus (b) the daily outstanding principal amount of the Revolving Credit Loan plus the stated amount of any issued and outstanding Letters of Credit during such quarter, which unused line fee shall be due and payable on the first (1st) Business Day (as such term is defined in the Loan Agreement) of each calendar quarter hereafter, commencing on July 1, 2009. Such modifications of the terms and conditions of the Loan Agreement shall be in effect for the period commencing on the date hereof and ending on the earlier of (I) the date that Lender rescinds, in writing, such changes to the terms and conditions of the Loan Agreement, Revolving Credit Loan, or (II) the date that Lender and Borrower enter into a definitive written amendment to the Loan Agreement.

As you know, Borrower's actual (and projected) noncompliance with the Fixed Charge Coverage Ratio covenant constitutes a default under the Loan Agreement and entitles Lender to exercise any and all rights and remedies available to it under the Loan Agreement and the other Loan Documents (as such term is defined in the Loan Agreement). As an accommodation to Borrower, Lender has agreed to waive Borrower's actual noncompliance with the Fixed Charge Coverage Ratio covenant for the fiscal quarter ending April 4, 2009 and, on a prospective basis, for the fiscal quarter ending July 4, 2009 to allow sufficient time for Lender to analyze, discuss with Borrower, and restructure (with Borrower's concurrence) the terms and conditions of the Loan Agreement based on Borrower's financial projections for the remainder of 2009 and for future periods. Accordingly, Lender hereby reserves all of its rights and remedies against Borrower and the "Guarantors" (as such term is defined in the Loan Agreement) under the Loan Agreement and the other Loan Documents, and nothing contained in this letter agreement (including the covenant waivers set forth above) shall in any way limit, impair or diminish Lender's rights and remedies against Borrower and the Guarantors under the Loan Agreement and the other Loan Documents.

To induce Lender to enter into this letter agreement, Borrower represents and warrants to Lender that, to the best of its knowledge, (a) no Event of Default, or state of facts which by the passage of time, the giving of notice, or both would constitute an Event of Default (other than Borrower's noncompliance with the Fixed Charge Coverage Ratio covenant), has occurred or is continuing; and (b) as of the date hereof, the representations and warranties of Borrower contained in the Loan Agreement (including, without limitation, those contained in Paragraph 2 thereof) are true and correct in all material respects.

June 19, 2009

This letter agreement shall only be effective and binding upon Lender and Borrower if Borrower accepts the terms and conditions of this letter agreement by signing this letter agreement in the space provided below. This letter agreement may be executed in counterparts, each of which shall be deemed an original and each of which, taken together, shall constitute one and the same instrument. If you have any questions regarding the terms and conditions of this letter agreement, please do not hesitate to contact the undersigned.

BANK OF AMERICA, N.A.

By: /s/Ashish Arora

Ashish Arora

Its Senior Credit Products Officer

[Borrower's signature on next page]

June 19, 2009

AGREED TO AND ACCEPTED

this 19th day of June, 2009

THE EASTERN COMPANY

By: /s/Leonard F. Leganza

Leonard F. Leganza

Its President and Chief Executive Officer